Exhibit 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF TENNESSEE
                              CHATTANOOGA DIVISION

------------------------------------
IN RE:                               )        Chapter 11
                                     )
NOXSO CORPORATION,                   )        Case No. 97-10709
                                     )
                  Debtor.            )        Judge R. Thomas Stinnett
------------------------------------ )



                  STIPULATION AND ORDER ALLOWING SECURED CLAIM
                  AND ADMINISTRATIVE CLAIM UNDER SECTION 506(C)

     AND NOW come NOXSO Corporation ("Noxso"), Olin Corporation ("Olin"), and the Official Committee of Unsecured Creditors (the "Committee") and stipulate as follows:

Background

1. On February 6, 1997, Olin and two other creditors filed an involuntary bankruptcy petition against Noxso.

2. On June 3, 1997, Noxso agreed to an Order for relief and converted the case to a case under Chapter 11 of the Bankruptcy Code.

3. Olin is a creditor of Noxso with claims arising, inter alia, pursuant to a Promissory Note, as amended, dated April 23, 1996 executed by Noxso and delivered to Olin ("Promissory Note"), pursuant to advances of credit under a Deed of Trust, and pursuant to post-petition expenses relative to the preservation and maintenance of Noxso's liquid sulfur dioxide facility located on the Olin property located in Charleston, Tennessee (the "Facility").

4. Certain disputes have arisen with regard to the nature and extent of the Olin's bankruptcy claims against Noxso.

5. Since the filing of the involuntary bankruptcy petition, Noxso has been attempting to market the Facility.

6. On June 11, 1997, Olin filed a Motion for Relief from the Automatic Stay, alleging, inter alia, a lack of adequate protection.

7. On August 15, 1997, Noxso entered into a letter of intent with Republic Financial Corporation ("Republic") to sell the Facility to Republic for a purchase price of $11,000,000 (the "Letter of Intent"). One of the conditions precedent to the sale to Republic pursuant to the Letter of Intent is that the bankruptcy claims of Olin and other related issues between Olin and Noxso must be resolved to the satisfaction of Republic and Olin.

8. In order to allow the sale of the Facility to Republic to move forward pursuant in the form of a Motion to be filed with the Bankruptcy Court (the "Sale Motion"), and to provide Olin adequate protection on its secured claim, Noxso, Olin, and the Creditors' Committee have reached agreement concerning Olin's bankruptcy claims against Noxso under the terms and conditions outlined below.

9. The agreement reflected herein is satisfactory to Noxso, Republic, Olin and the Committee.

                                    Agreement

1. The bankruptcy claims of Olin against Noxso shall be allowed as a secured claim in the amount of $3,225,359.37(the "Secured Claim"), and an administrative expense pursuant to 11 U.S. C. ss.506(c) in the amount of $2,480,469.47 (the "506(c) Claim"), for a total allowed claim of $5,705,828.,84 (the "Olin Claim"), plus any additions pursuant to paragraphs 2 and 3 below. Noxso will receive credits against the Olin Claim pursuant to paragraphs 4 and 5 below. Olin's net bankruptcy claim shall be paid to it out of trust at the time of closing of the sale with Republic or other buyer.

2. The Olin Claim includes interest on the Promissory Note through July 31, 1997. Until the Olin Claim is paid, it shall continue to accrue interest from August 1, 1997, on the outstanding principal owed to Olin pursuant the Promissory Note. The interest accrual from August 1, 1997, is $639.23 per day.

3. In addition to the interest accrual described in Paragraph 2, the only allowable increase in the Olin Claim, which increase shall be secured, shall be for direct expenses incurred in remedying any major mechanical problems at the Facility prior to its sale. Olin and Noxso shall work together to determine what constitutes a major mechanical problem and what repairs or replacements are necessary, if any, to remedy the specific problem.

4. Noxso shall be entitled to the following items as credits against the claims of Olin against the 506(c) Claim of Olin:

          a. $1,299,540 for 7876 of short tons of liquid sulfur dioxide at a price of $165.00 per ton, produced at the Facility for the period from February 1, 1997 through July 31, 1997.

          b. $110 per short ton of liquid sulfur dioxide produced, used, or stored at the Facility for the period from August 1, 1997 through November 1, 1997. The parties agree that the total production for the month ending August 31, 1997, was 2,649 tons. On a bi-weekly basis, Olin will submit to Noxso the production levels for the previous two week period.

5. Noxso shall be entitled to credits for production of liquid sulfur dioxide produced, used or stored by Olin until the Facility is sold. In the event that the closing on the sale of the Facility to Republic pursuant to the Sale Motion does not occur on or before November 1, 1997, Olin and Noxso agree to negotiate in good faith concerning the pricing of SO2 credits for production, use, or storage of liquid sulfur dioxide after November 1, 1997. In the event that the credits to Noxso pursuant to paragraphs 4 and 5 exceed the amount of the 506(c) Claim, those remaining credits shall be applied to the Secured Claim.

6. For the period from the date of this agreement through November 1, 1997, Olin shall use its best efforts to achieve production levels of 2,667 tons per month while operating within normal operating guidelines, manufacturing specifications, environmental guidelines and safety regulations and recognizing that the Facility will need to be shut down from time to time for repairs and maintenance.

7. At the closing of the sale of the Facility to Republic, or to a third party which made a higher or better offer at the hearing pursuant to the Sale Motion, Olin and Noxso shall execute and deliver mutual releases to be negotiated in good faith releasing any and all claims, causes of action, etc. which have been asserted to date, or could have been asserted, specifically including, but not limited to, claims of Noxso under the Bankruptcy Code or otherwise, and shall dismiss with prejudice any and all lawsuits against each other.

8. In the event that the Facility is not sold to Republic or to a third party pursuant to the Sale Motion, Noxso and Olin shall be entitled to pursue any and all claims and lawsuits which they may have against each other. Provided, however, that any claim of Olin in excess of the aggregate sum set forth in paragraphs 1 and 3 and less credits pursuant to paragraphs 4 and 5 shall be assertable defensively, by set-off, and/or counterclaim only and shall not result in any increase in the aggregate claims of Olin payable by Noxso.

9. Neither Olin nor Noxso will disseminate a Public Relations statement regarding this Stipulation without the approval of the other.

10. Any  objections  to this  Stipulation  and Order must be filed within twenty
(20) days of the date hereof. If objections are filed, a hearing will be held on the Stipulation and Order.

                                              Respectfully submitted,

Dated: September 12, 1997                     s/ Joel M. Walker
                                              --------------------------------
                                              Joel M. Walker, Esquire
                                              PA Id No. 26515
                                              Counsel for Noxso
                                              Doepken Keevican & Weiss
                                              58th Floor, USX Tower
                                              600 Grant Street
                                              Pittsburgh, PA  15219
                                              (412) 355-2758

                                              s/ F. Scott Leroy
                                              --------------------------------
                                              Gregory M. Leitner, Esquire
                                              F. Scott LeRoy, Esquire
                                              Counsel for Olin
                                              Leitner, Williams, Dooley
                                                 & Napolitan, PLLC
                                              Third Floor, Pioneer Building
                                              Chattanooga, TN 37402
                                              (423) 265-0214

                                              s/ Richard C. Kennedy
                                              --------------------------------
                                              Richard C. Kennedy, Esquire
                                              Counsel for Official Creditors
                                                 Committee
                                              Kennedy, Fulton, Koontz & Farinash
                                              320 N. Holtzclaw Avenue
                                              Chattanooga, TN 37404
                                              (423) 622-4535


SO ORDERED this 12th day of September 1997.

 s/ R. Thomas Stinnett
------------------------------------------
The Honorable R. Thomas Stinnett
United States Bankruptcy Judge